EHEALTH, INC.
EXECUTIVE BONUS PLAN
1.Purposes of the Plan. The Plan is intended to increase shareholder value and the success of the Company by motivating key executives to: (1) perform to the best of their abilities, and (2) achieve the Company’s objectives. The Plan’s goals are to be achieved by providing such executives with incentive awards based on the achievement of goals relating to the performance of the Company or upon the achievement of individual performance goals.
2.Definitions.
“Actual Award” means, with respect to each Participant, the award determined pursuant to Section 8(a) below for a Performance Period. Each Actual Award is determined by a Payout Formula for a Performance Period, subject to the Committee’s authority under Section 8(a).
“Award Agreement” means the written agreement entered into between the Company and a Participant memorializing the terms of an award under this Plan.
“Base Salary” means as to any Performance Period, the Participant’s annualized salary rate for such Performance Period, provided that Base Salary will reflect, on a pro-rata basis, changes in a Participant’s annualized salary rate during the Performance Period. Such Base Salary shall be before both (a) deductions for taxes or benefits, and (b) deferrals of compensation pursuant to Company-sponsored plans.
“Board” means the Board of Directors of the Company.
“Change in Control” has the meaning ascribed to such term in the 2024 Plan.
“Code” means the Internal Revenue Code of 1986, as amended.
“Committee” means the Compensation Committee of the Board.
“Company” means eHealth, Inc.
“Eligible Employee” means senior management of the Company and other employees of the Company (or any of its subsidiaries, as such term is defined in Code Section 424(f)) participating in the Plan for a Performance Period.
“Fiscal Quarter” means a fiscal quarter of the Company.
“Fiscal Year” means a fiscal year of the Company.
“Participant” means any Eligible Employee designated under Section 4 of this Plan.
“Payout Formula” means as to any Performance Period, the formula or payout matrix established by the Committee pursuant to Section 7 in order to determine the Actual Awards (if any) to be paid to Participants. The formula or matrix may differ from Participant to Participant.
“Performance Goals” means the goal(s) (or combined goal(s)) determined by the Committee (in its discretion subject to and in accordance with the terms of any written agreement governing the Actual Award) to be applicable to a Participant with respect to an Actual Award. As determined by the Committee, the performance measures for any Performance Period will be any one or more of the following performance criteria, applied to either the Company as a whole or, except with respect to stockholder return metrics, to a subsidiary region, business unit, affiliate or business segment, and measured either on an absolute basis or relative to a pre-established target, to a previous period’s results or to a designated comparison group, and, with respect to financial metrics, which may be determined in accordance with United States Generally Accepted Accounting Principles (“GAAP”), in accordance with accounting principles established by the International Accounting Standards Board (“IASB Principles”) or which may be adjusted when established to exclude any items otherwise includable under GAAP or under IASB Principles: (i) cash flow (including operating cash flow or free cash flow), (ii) revenue (on an absolute basis or adjusted for currency effects), (iii) gross margin, (iv) operating expenses or operating expenses as a percentage of revenue (including or excluding stock-based compensation), (v) earnings (which may include earnings before interest, taxes, depreciation, amortization, stock-based compensation, or earnings before taxes or net earnings), (vi) earnings per share, (vii) stock price, (viii) return on equity, (ix) total stockholder return, (x) growth in stockholder value relative to the moving average of the S&P 500 Index or another index, (xi) return on capital, (xii) return on assets or net assets, (xiii) return on investment, (xiv) economic value added, (xv) operating profit or net operating profit (including or excluding stock-based compensation), (xvi) operating margin (including or excluding stock-based compensation), (xvii) market share, (xviii) contract awards or backlog, (xix) overhead or other expense reduction, (xx) credit rating, (xxi) customer indicators, (xxii) new product invention or innovation, (xxiii) attainment of research and development milestones, (xxiv) improvements in productivity, (xxv) attainment of operating goals, (xxvi) employee metrics and (xxvii) strategic initiatives.
“Performance Period” means any Fiscal Quarter or Fiscal Year, or such other period but not in excess of five Fiscal Years, as determined by the Committee in its sole discretion.
“Plan” means this Executive Bonus Plan.
“Service Provider” has the meaning ascribed to such term in the 2024 Plan.
“Target Award” means the target award payable under the Plan to a Participant for the Performance Period, expressed as a percentage of his or her Base Salary or a specific dollar amount, as determined by the Committee in accordance with Section 6.
“2024 Plan” means the Company’s Amended and Restated 2024 Equity Incentive Plan (as may be amended from time to time).
3.Plan Administration.
(a)The Committee shall be responsible for the general administration and interpretation of the Plan and for carrying out its provisions. The Committee may delegate specific administrative tasks to Company employees or others as appropriate for proper administration of the Plan. The Committee shall have such powers as may be necessary to discharge its duties hereunder, including, but not by way of limitation, the following powers and duties, but subject to the terms of the Plan:
(i)discretionary authority to construe and interpret the terms of the Plan, and to determine eligibility, Actual Awards and the amount, manner and time of payment of any Actual Awards hereunder;
(ii)to prescribe forms and procedures for purposes of Plan participation and distribution of Actual Awards; and
(iii)to adopt rules, regulations and bylaws and to take such actions as it deems necessary or desirable for the proper administration of the Plan.
(b)Any rule or decision by the Committee that is not inconsistent with the provisions of the Plan shall be conclusive and binding on all persons, and shall be given the maximum deference permitted by law.
4.Eligibility. Participants in the Plan for a given Performance Period shall be senior management and other employees of the Company who are designated by the Committee in its sole discretion. No person shall be automatically entitled to participate in the Plan. Participation in the Plan in one year does not imply continued Plan participation in any subsequent year. The Committee may determine, in its sole discretion, to provide a pro rata bonus opportunity for individuals hired or promoted during the Performance Period.
5.Performance Goal Determination. The Committee, in its sole discretion, shall establish the Performance Goals and the Performance Periods for each Participant.
6.Target Award Determination. The Committee, in its sole discretion, shall establish a Target Award for each Participant as set forth in writing. All payments under the Plan are intended to fall within the “short-term deferral” exemption from Section 409A of the Code, or comply with any requirements necessary to avoid the imposition of additional tax under Section 409A of the Code, and the Plan shall be interpreted accordingly.
7.Determination of Payout Formula or Formulae. The Committee, in its sole discretion, shall establish a Payout Formula or Formulae for purposes of determining the Actual Award (if any) payable to each Participant. Each Payout Formula shall (a) be set forth in writing, (b) be based on a comparison of actual performance to the Performance Goals, (c) provide for the payment of a Participant’s Target Award if the Performance Goals for the Performance Period are achieved, and (d) provide for an Actual Award that differs from a Participant’s Target Award based on specified levels of achievement of the applicable Performance Goals.
8.Determination of Actual Awards; Award Payment.
(a)Determination. After the end of each Performance Period, the Committee shall determine the extent to which the Performance Goals applicable to each Participant for the Performance Period were achieved or exceeded. The Actual Award for each Participant shall be determined by applying the Payout Formula to the level of actual performance that has been certified by the Committee. Notwithstanding any contrary provision of the Plan, the Committee, in its sole discretion, may increase, eliminate or reduce the Actual Award payable to any Participant below that which otherwise would be payable under the Payout Formula.
(b)Right to Receive Payment. Each Actual Award under the Plan shall be paid solely from the general assets of the Company. Nothing in this Plan shall be construed to create a trust or to establish or evidence any Participant’s claim of any right to payment of an Actual Award other than as an unsecured general creditor with respect to any payment to which he or she may be entitled. Because a goal of the Plan is to encourage retention, a Participant needs to be employed by the Company through the payment date in order to be eligible to receive an Actual Award payout hereunder.
(c)Form of Distributions. The Company shall distribute all Actual Awards to the Participant in cash unless an alternative form of distribution is approved by the Committee in its sole discretion.
(d)Timing of Distributions. The Company shall distribute amounts payable to Participants as soon as is practicable following the determination and written certification of the Actual Award for a Performance Period.
9.Term of Plan. The Plan, as amended and restated, shall apply beginning on the date of its approval by the Committee and shall continue until terminated under Section 10 of the Plan.
10.Amendment and Termination of the Plan. The Committee may amend, modify, suspend or terminate the Plan, in whole or in part, at any time, including the adoption of amendments deemed necessary or desirable to correct any defect or to supply omitted data or to reconcile any inconsistency in the Plan or in any Actual Award granted hereunder. The Committee reserves the right at any time to modify, suspend or terminate the Plan or any Performance Goals, Payout Formulas or Target Awards hereunder, provided that no such amendment, modification, suspension or termination by the Committee may affect the rights of a Participant in a materially detrimental manner without such Participant’s written consent. At no time before the actual distribution of funds to Participants under the Plan shall any Participant accrue any vested interest or right whatsoever under the Plan except as otherwise stated in this Plan.

11.Withholding. Distributions pursuant to this Plan shall be subject to all applicable tax and other withholding requirements.
12.At-Will Employment. No statement in this Plan should be construed to grant any employee an employment contract of fixed duration or any other contractual rights, nor should this Plan be interpreted as creating an implied or an expressed contract of employment or any other contractual rights between the Company and its employees. The employment relationship between the Company and its employees is terminable at-will. This means that an employee or the Company may terminate the employment relationship at any time and for any reason or no reason.
13.Successors. All obligations of the Company under the Plan, with respect to awards granted hereunder, shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business or assets of the Company.
14.Indemnification. Each person who is or shall have been a member of the Committee, or of the Board, shall be indemnified and held harmless by the Company against and from (a) any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan or any award, and (b) from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such claim, action, suit, or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s Certificate of Incorporation or Bylaws, by contract, as a matter of law, or otherwise, or under any power that the Company may have to indemnify them or hold them harmless.
15.Nonassignment. The rights of a Participant under this Plan shall not be assignable or transferable by the Participant except by will or the laws of intestacy.
16.Governing Law. The Plan shall be governed by the laws of the State of Delaware, without regard to conflicts of law provisions thereunder.
17.Conflicts. In the event of a conflict between the terms of the Plan and any other agreement other than an Award Agreement, the term of the Plan will control. In the event of a conflict between the terms of the Plan and the terms of an Award Agreement, the terms of the Award Agreement shall govern to the extent such terms in the Award Agreement are more favorable to the applicable Participant.
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